P O Box 3395

West Palm Beach,

FL  33402-3395

IMMEDIATE RELEASE

George M. Bachman

CFO and Treasurer

561.838.1731

February 20, 2003

Florida Public Utilities Company Announces 2002 Results

Florida Public Utilities Company (AMEX: FPU) announced an increase in net income for the year ended December 31, 2002 compared to the prior year.  Net income increased $311,000 or 10% over the 2001 year.  Net income included after tax gains on the sale of property of $70,000.

Revenues were down slightly for the year, primarily as a result of lower fuel costs passed through to customers in 2002, offset by increases in revenue from growth, acquisitions, and a favorable contract with a generation facility.

Expenses were up in 2002 due to increases in operations expense for administrative and general costs, line locating costs, acquisitions, and increased customer collection efforts.  Also, impacting the year’s expenses were additional reserves of $554,000 for general liability and medical expenses and increased insurance fees of $332,000.

Florida Public Utilities Company
(Total Revenue and Net Income shown in thousands)
	Quarter Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001

Total Revenues	$24,466	$19,125	$91,577	$ 92,143

Net Income	$ 625	$ 531	$ 3,363	$ 3,052

Earnings Per Share (EPS)– Basic & Diluted	$ .16	$ .14 (1)	$ .86	$ .80 (1)

Average Shares Outstanding	3,881,589	3,834,175 (1)	3,871,019	3,801,740 (1)

Customers at December 31			93,000	89,000

(1)  Restated for four-for-three stock split declared on June 4, 2002.